Exhibit 99.1
FOR IMMEDIATE RELEASE
MEDIA CONTACT: LAURA SOLL, PUBLIC RELATIONS (860) 688-4499 or (860) 833-4466 cell
ROCKVILLE BANK (CONN.) NAMES WILLIAM H. W. “BILL” CRAWFORD, IV
TO SUCCEED PRESIDENT & CEO WILLIAM J. McGURK IN APRIL
Crawford Joins Bank as Senior Executive Vice President
ROCKVILLE, CONN., January 3, 2011 — William H. W. “Bill” Crawford, IV, a longtime banking executive at Wells Fargo & Company, has been chosen to be the next President and Chief Executive Officer of Rockville Bank and Rockville Financial, Inc. (NASDAQ Global Select Stock Market: “RCKB”) of Rockville, Conn. The announcement was made today by the Bank’s Board of Directors. Rockville Bank is a 21 1/2-branch community bank serving Tolland, Hartford and New London counties in Connecticut. The 153-year-old financial institution holds $1.6 billion in assets.
Crawford joins Rockville Bank as its Senior Executive Vice President, effective immediately. He will succeed current Rockville Bank President and CEO William J. McGurk when McGurk officially retires from that position at the company’s Annual Board Meeting on April 26, 2011. McGurk then will continue to serve as a member of Rockville Bank’s Board of Directors for at least two more years.
Bill Crawford is a banking executive with a 23-year career at Wells Fargo & Company and its predecessor banks, Wachovia and SouthTrust. During the past decade, he has managed a variety of major responsibilities for the corporation, leading all major lines of business for multi-billion dollar regional banking operations in North Carolina, Virginia and Florida. For the past three years, he has led commercial banking groups and product specialist teams, focused on serving publicly traded and large private companies in Virginia.
Crawford comes to Rockville Bank from the position of Regional Vice President, Eastern Virginia Commercial Banking, Wells Fargo Bank, N.A (WFC, a public company) based in Norfolk, Va. Prior to this, he was Executive Vice President, Commercial Banking Group, Wachovia, a Wells Fargo Company based in Norfolk, Va. Before that, he was the company’s Regional President/Executive Vice President for Piedmont, North Carolina, a region that included the corporate headquarters city, Winston-Salem. Earlier, Crawford was an executive at SouthTrust Corp., first as Chief Executive Officer of the Bank’s Southeast Florida region, which included Miami, Fort Lauderdale, and West Palm Beach.
“I am honored to join Rockville Bank,” said William H. W. “Bill” Crawford, IV. “This is a bank that truly has stood the test of time since 1858. Under Bill McGurk’s stewardship, Rockville Bank has remained focused on the needs of customers and communities and delivered consistently strong financial performance. I look forward to working with the entire team to continue this tradition.”
“Bill Crawford and I will work together to continue to provide the kind of quality that our customers expect and deserve,” explained William J. McGurk, President and CEO of Rockville Bank. “Rockville Bank’s values will remain the same, as will our superior customer service and our pledge to remain an independent community bank. We look to continue our strong financial performance, high levels of capital, ample liquidity and solid asset quality. We will maintain our extensive community involvement, and make sure that our products and services will continue to make our customers lives easier.”
“Our Board is confident that Bill Crawford will continue our mission to be Connecticut’s best community bank by providing superior customer service to individuals, families, professionals, and businesses in our market area,” stated

Raymond H. Lefurge, Jr., Chairman of Rockville Bank’s Board of Directors. “We welcome him to the Rockville Bank family.”
Crawford’s former boss, Wallace D. Malone, Jr., the former Chairman and CEO of the $53 billion SouthTrust Corp., added,” Bill Crawford did a great job for us at SouthTrust in North Carolina and Florida. He has a keen understanding of how we operated the business, served customers and communities, and created shareholder value.”
Crawford has been active as a director or trustee for numerous education, arts and economic development-focused community organizations in North Carolina, Florida and Virginia. This includes recently serving as a Trustee of the Virginia Foundation for Independent Colleges, Director of Tidewater Community College Foundation Board, Trustee of the Greensboro College, Director of Historical Museum of Southern Florida and Chairman of the Wachovia Charitable Foundation for Eastern Virginia. In 2010, he coached Virginia Beach Little League Spring Ball, All Stars, and Fall Ball teams.
The native of Williamsburg, Va. is a graduate of The College of William and Mary in Williamsburg, Va. with a degree in Economics. He will live in Connecticut with his wife, Elizabeth, and their two children.
Rockville Bank is a 21 1/2-branch community bank serving Tolland, Hartford and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and three Big Y supermarket locations. On December 30, 2010, the Bank announced that Rockville Financial Inc. received regulatory approval to commence the second step stock reorganization from the current two-tier mutual holding company structure it adopted in 2005 to a stock holding company structure. For more information about Rockville Bank’s services and products, call 860-291-3600 or visit www.rockvillebank.com.
A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).
Existing Rockville Financial has filed a proxy statement/prospectus concerning the conversion with the SEC. Shareholders of Existing Rockville Financial are urged to read the proxy statement/prospectus because it contains important information. This release is not proxy-soliciting material. Investors are able to obtain all documents filed with the SEC by Existing Rockville Financial and New Rockville Financial free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Existing Rockville Financial and New Rockville Financial are available free of charge from the Corporate Secretary of Existing Rockville Financial at 1645 Ellington Road, South Windsor, Connecticut 06074, Attention: Judy Keppner Clark.
The directors, executive officers, and certain other members of management and employees of Rockville Financial, Inc. are participants in the solicitation of proxies in favor of the conversion from the shareholders of Existing Rockville Financial. Information about the directors and executive officers of Existing Rockville Financial is included in the proxy statement/prospectus filed with the SEC.
The shares of common stock are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
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